                                  CONFIRMATION

Date:                           December 14, 2006

To:                             CEF Equipment Holding, L.L.C. ("Party B")

Attention:                      Senior Vice President - Corporate Treasury &
                                Global Funding Operations

From:                           General Electric Capital Services, Inc.
                                ("Party A")

Transaction Reference Number:   42265

The purpose of this letter agreement is to set forth the terms and conditions of the Transaction entered into between us on the Trade Date referred to below.
This letter constitutes a "Confirmation" as referred to in the Master Agreement specified below.

The definitions and provisions contained in the 2000 ISDA Definitions (as published by the International Swap and Derivatives Association, Inc., as such definitions are modified and amended by the Schedule to the Master Agreement)
(the "Definitions") are incorporated into this Confirmation. In the event of any inconsistency between those definitions and provisions and this Confirmation, this Confirmation will govern.

This Confirmation supplements, forms a part of, and is subject to, the 2002 ISDA
Master Agreement dated as of December 14, 2006, as amended or supplemented from time to time (the "Master Agreement") between you and us. All provisions contained in the Master Agreement shall govern this Confirmation except as expressly modified below.

The capitalized terms used herein and not otherwise defined herein, in the
Master Agreement or in the Definitions shall have the meanings assigned to them in the Indenture, dated as of December 14, 2006, between GE Equipment Midticket
LLC, Series 2006-1 and The Bank of New York., as Indenture Trustee (the
"Indenture") and the Servicing Agreement, dated as of December 14, 2006, between
GE Equipment Midticket LLC, Series 2006-1 and General Electric Capital
Corporation, as Servicer (the "Servicing Agreement"), each as amended or supplemented from time to time.

The terms of the particular Transaction to which this Confirmation relates are as follows:

Type of Transaction:             Hybrid Rate Swap

Notional Amount:                 With respect to any Calculation Period, the
                                 product of (i) the aggregate Loan Value of the
                                 Hybrid Loans as of the beginning of the
                                 calendar month in which the Calculation Period
                                 commenced; and (ii) the lesser of (x) the
                                 quotient of (a) the Outstanding Principal
                                 Balance of the Notes immediately after the
                                 Payment Date on which such Calculation Period
                                 commences; divided by (b) the Pool Balance as
                                 of the beginning of the calendar month in which

                                 the Interest Accrual Period commenced and (y)
                                 1.0. The Notional Amount for the first
                                 Calculation Period is USD 37,235,068.35.

Trade Date:                      December 5, 2006

Effective Date:                  December 14, 2006

Termination Date:                The earlier of (i) the Payment Date occurring
                                 in September 2017; (ii) the Payment Date on
                                 which the aggregate outstanding Loan Values of
                                 the Hybrid Loans is zero; (iii) the Payment
                                 Date on which the Outstanding Principal Balance
                                 of the Notes is reduced to zero and (iv) an
                                 Early Termination Date.

Payment Date:                    One Business Day prior to the last day of each
                                 Calculation Period.

Calculation Period:              Initially, the period from and including the
                                 Effective Date to but excluding, January 16,
                                 2007, and for each period thereafter, from and
                                 including the fifteenth day of each calendar
                                 month to and excluding the fifteenth day of the
                                 next calendar month.

Business Day Convention:         Following

Business Day:                    New York

Party B Floating Rate Amounts:

   Party B Floating Rate
   Payer:                        Party B

   Party B Floating Rate Payer
   Payment Date:                 Each Payment Date

   Party B Floating Rate Payer
   Period End Dates:             Last day of each Calculation Period, subject to
                                 adjustment in accordance with the Following
                                 Business Date Convention.

   Party B Floating Rate:        Hybrid Rate

                                  "Hybrid Rate" means with respect to any
                                 Calculation Period, a rate based upon the
                                 weighted average of the interest rate index
                                 applicable to the Hybrid Loans as determined by
                                 Party B.

                                 "Hybrid Loan" means each Loan that accrues
                                 interest based upon an index that is determined
                                 by reference to a floating rate

                                              GECS Hybrid Loan Rate Confirmation

                                 and that is convertible at the option of the
                                 Obligor thereunder to a fixed rate based on a
                                 benchmark index.

   Spread:                       20 basis points per annum

   Party B Floating Rate Day
      Count Fraction:            Actual/360

LIBOR Floating Rate Amounts:

   LIBOR Floating Rate Payer:    Party A

   LIBOR Floating Rate Payer
   Payment Dates:                Each Payment Date

   LIBOR Floating Rate Payer
   Period End Dates:             The last day of each Calculation Period,
                                 subject to adjustment in accordance with the
                                 Following Business Date Convention.

   Reset Date:                   The first day of each Calculation Period,
                                 subject to adjustment in accordance with the
                                 Following Business Date Convention.

   LIBOR Floating Rate:          USD-LIBOR-BBA

   Designated Maturity:          One month

   Cap Rate:                     N/A

   LIBOR Floating Rate Day
   Count Fraction:               Actual/360

   Compounding:                  N/A

   Business Days:                New York

Calculation Agent:               Party A

Account Details

          Payments to Party A: To be provided in written instructions.

          Payments to Party B: To be provided in written instructions.

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                                              GECS Hybrid Loan Rate Confirmation

     Please confirm that the foregoing correctly sets forth the terms of our agreement by executing the copy of this Confirmation enclosed for that purpose and returning it to us.

                                        GENERAL ELECTRIC CAPITAL SERVICES, INC.

                                        By:
                                            ------------------------------------
                                            Name:
                                            Title:

Accepted and confirmed as of
the date first above written:

CEF EQUIPMENT HOLDING, L.L.C.

By
   ------------------------------------
   Name:
   Title:

                                              GECS Hybrid Loan Rate Confirmation